Merrill Lynch Low Duration Fund

of

Merrill Lynch Investment Managers Funds, Inc.

File No. 811-10053

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending June 30, 2002, Merrill Lynch Low Duration Fund (the "Registrant"), a series of Merrill Lynch Investment Managers Funds, Inc. ("MLIM Fund"), acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Short-Term Global Income Fund, Inc. ("Short-Term Global"), File No. 811-6089.

At meetings of the Board of Directors of Short-Term Global, held on January 3, 2002, and the Board of Directors of the Registrant and the Board of Trustees of Fund Asset Management Trust, held on January 16, 2002, the Boards of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the "Reorganization") providing for a series of transactions that would result in the acquisition of assets and assumption of liabilities of Short-Term Global by the Registrant, and the issuance of shares of common stock of the Registrant to Short-Term Global for distribution to the stockholders of Short-Term Global, and the dissolution and deregistration of Short-Term Global.

On February 15, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File Nos. 333-82924 and 811-10053) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Short-Term Global. Pre-Effective Amendment No. 1 to the N-14 Registration Statement was filed on March 27, 2002, and the N-14 Registration Statement as so amended was declared effective by the Commission on March 28, 2002. Post-effective Amendment No. 1 to the N-14 Registration Statement was filed on July 15, 2002.

On June 12, 2002, the shareholders of the Registrant and Short-Term Global approved the Reorganization at a special meeting of shareholders held for that purpose. On June 17, 2002 (the "Reorganization Date"), pursuant to the Agreement, Short-Term Global transferred assets valued at $57,701,543.85 to the Registrant and received in exchange 5,640,774 Class A, Class B, Class C, and Class D shares of the Registrant comprised of 19,772 Class A shares, 586,789 Class B shares, 35,929 Class C shares and 4,998,284 Class D shares. Such shares were then distributed to the shareholders of Short-Term Global on that date in proportion to each shareholders interest (by Class) in the assets transferred.

An Application for Deregistration on Form N-8F was filed by Short-Term Global with the Securities and Exchange Commission on July 19, 2002.